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                                                                      Exhibit 99
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                                                                          Page 5

                                                 CONTACT:  RICHARD J. GONZALEZ
                                                 VICE PRESIDENT, CHIEF FINANCIAL
                                                 OFFICER, TREASURER & SECRETARY
                                                         (504) 652-4900
FOR IMMEDIATE RELEASE

                            BAYOU STEEL CORPORATION
                            -----------------------
                         SIGNS PURCHASE AGREEMENT WITH
                         -----------------------------
                       TENNESSEE VALLEY STEEL CORPORATION
                       ----------------------------------


   LaPlace, Louisiana (February 3, 1995) --- Bayou Steel Corporation today reported that it has entered into a purchase agreement with Tennessee Valley Steel Corporation to acquire substantially all of the assets of Tennessee Valley for a purchase price of $30.5 million.

  Tennessee Valley is currently operating under the protection of Chapter 11 of the United States Bankruptcy Code and the purchase of assets will be subject to the approval of the bankruptcy court as well as regulatory agencies, Bayou Steel's obtaining permits necessary to operate the assets, and certain other conditions.

  The bankruptcy court has established bidding procedures to be followed by any other bidder interested in acquiring the assets. Such procedures require another bidder to bid at least $1.5 million more than the purchase price contemplated by the purchase agreement with additional bids required to be in $500,000 increments. In addition, if another bidder is successful, Tennessee Valley is required to reimburse Bayou Steel for its expenses (up to $1 million) incurred in connection with its offer to purchase the assets.

  Commenting on the pending acquisition, Jerry Pitts, President and Chief Operating Officer of Bayou Steel, said, "We are pleased to take this important next step in acquiring the assets of Tennessee Valley. We continue to feel that the Tennessee Valley assets complement and offer the potential for further growth of Bayou Steel's existing product lines. We look forward to a successful consummation of the acquisition."

  The parties contemplate that the acquisition will be completed in March 1995.

  Bayou Steel Corporation operates a steel minimill producing structural steel products. Located on the Mississippi River in LaPlace, Louisiana, the Company operates three stocking locations along the inland waterway system near Pittsburgh, Chicago, and Tulsa. The common stock of Bayou Steel Corporation is traded on the American Stock Exchange under the symbol "BYX".